Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-259105, 333-226116, and 333-268688) and on Form S-3 (File Nos. 333-276263, 333-259145, and 333-228624) of our report dated April 16, 2024, relating to the financial statements of LogicMark, Inc. as of December 31, 2023, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

Walnut Creek, California

April 16, 2024